BROOKFIELD INVESTMENT MANAGEMENT INC.

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is entered into as of August 15, 2017 by and between Brookfield Investment Management Inc., (the “Sub-Adviser”), and Versus Capital Advisors LLC (the “Adviser”), effective as of the date the Versus Capital Real Assets Fund LLC (the “Fund”) first furnishes funds to be managed by the Sub-Adviser (the “Effective Date”).  In consideration of the mutual covenants herein, the Adviser and the Sub-Adviser agree as follows:

1.               Appointment of the Sub-Adviser.  The Adviser hereby appoints, for the period and on the terms set forth in this Agreement, the Sub-Adviser, an investment sub-adviser, to manage certain assets of the Fund (which, together with all investments and reinvestments made and the proceeds and all earnings and profits of and on such moneys, investments and reinvestments, less all withdrawals, are referred to herein as the “Assets”) which from time to time are being held in an account of the Fund established by the Adviser (the “Account”) and maintained by The Bank of New York Mellon, a New York corporation established to do banking business, or any other independent custodian appointed in accordance with the terms hereof (the “Custodian”).

The Adviser understands and agrees that custody and brokerage executions of Account assets will be maintained with the independent custodian(s) selected by the Adviser and approved by the Board of Directors of the Fund.  The Sub-Adviser will not have custody of any assets in the Account.  The Sub-Adviser shall not be responsible for any acts or omissions of the Custodian.

2.               Investment Management Services. The Sub-Adviser shall invest the Assets in accordance with the investment objectives and strategy and subject to the investment guidelines described in the “Investment Guidelines Side letter,” which may from time to time be amended, supplemented, revised or restated.  The Investment Guidelines shall not be amended without the prior written consent of both parties.  The Sub-Adviser shall give notice in writing to the Adviser of any change in the officers of the Sub-adviseror senior investment advisory personnel responsible for the Account.

3.               Authority of the Sub-Adviser. The Sub-Adviser shall have full discretion and authority, without obtaining the Adviser’s prior approval, to manage the investment and reinvestment of the Assets placed under the authority of the Sub-Adviser consistent with the investment objectives and strategy referred to in Section 2 above and subject to the Investment Guidelines.  In furtherance of the foregoing, the Sub-Adviser shall have full discretion to carry out the following with respect to the Assets:

(a)             to invest in, trade, buy, sell, and otherwise acquire, hold, dispose of, and deal in (and to direct the Custodian to do any of the foregoing) the securities described in Exhibit A;

(b)             to direct the Custodian to deliver funds or financial instruments for the purpose of settling trades in the Custodian’s custody, and to instruct the Custodian to exercise or abstain from exercising any privilege or right attaching to such assets;

(c)             to effectuate the opening of accounts and execution of documents, indemnities and representation letters in the name of, binding against and on behalf of the Adviser for all purposes necessary or desirable in the Sub-Adviser’s view to effectuate the Sub-Adviser’s activities under this Agreement; and

(d)             to do and perform every act necessary and proper to be done in the exercise of the foregoing powers as fully as the Adviser might or could do if personally present.

            4.         Fund Information.  The Adviser agrees promptly to furnish to the Sub-Adviser all data and information regarding the Account that the Sub-Adviser may reasonably request to render the investment management services described above.  The Adviser shall be solely responsible for the completeness and accuracy of the data and information furnished to the Sub-Adviser hereunder.

            5.         Brokerage.

a)               The Adviser understands and agrees that, to the extent applicable, the Sub-Adviser’s brokerage practices shall be consistent with the disclosure contained in the Sub-Adviser’s Form ADV Part 2 disclosure document.

b)               The Sub-Adviser shall select the brokers, dealers, banks and intermediaries to effect transactions for the Account.  The Sub-Adviser shall at all times seek to obtain best execution of all transactions executed for the Account.  The Sub-Adviser may agree to reasonable commissions, fees and other charges on behalf of the Account, taking into account all such factors as the Sub-Adviser deems relevant, including the quality of research and other services made available to the Sub-Adviser (even if such services are not for the exclusive benefit of the Account). The Adviser understands that the Sub-Adviser may enter into soft-dollar arrangements in line with the safe harbor guidelines contained in Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended.

c)         The Sub-Adviser is permitted to engage in “cross transactions” that will involve the Account and an account of another client of the Sub-Adviser or its affiliates.  For the purpose of this Agreement, a cross transaction is defined in terms of a cross trade between two separate client accounts, in which one account is selling a particular security, while the other account is having a purchase placed in the same security.

The Sub-Adviser will cause the Account to engage in a cross trade only if the Sub-Adviser believes in its reasonable discretion that the trade is beneficial for all parties involved, would be consistent with its duty to seek best execution and otherwise complies with applicable law, including, if applicable the 1940 Act and ERISA.  The Adviser may revoke this consent by written notice to the Sub-Adviser at any time.

            6.         Market Value and Fee Statement.   The Assets shall at all times be maintained exclusively in the custody of the Custodian or one or more other financial institutions approved by the Sub-Adviser.  The Sub-Adviser will calculate the Market Value (as defined below) of the Account in accordance with the guidelines agreed to with the Adviser.  The Sub-Adviser shall provide the Custodian and the Adviser with the Market Value of the Account as of the last business day of each quarter and an itemized statement setting forth the calculation of the Sub-Advisory Fee (as defined in the Fee Side Letter) due to the Sub-Adviser in respect of such quarter (a “Market

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Value and Fee Statement”).  The Adviser shall pay such amounts to the Sub-Advisor in accordance with the timeframes set forth in the Fee Side Letter.  The “Market Value” of the Assets or a portion thereof means at any date the assets in the Account, which includes all cash and cash equivalents and accrued interest thereon and the market value of its financial instruments, less all liabilities of the Account as calculated by the Sub-Adviser in accordance with the guidelines agreed to with the Sub-Adviser.

7.         Other Activities.

(a)       The Adviser acknowledges and understands that the Sub-Adviser may engage in an investment advisory business apart from managing the Assets.  This may create conflicts of interest with the Account over the Sub-Adviser’s time devoted to managing the Assets and other accounts and the allocation of investment opportunities among accounts (including the Account) managed by the Sub-Adviser.  The Sub-Adviser shall attempt to resolve all such conflicts in a manner that is generally fair to all of its clients.  The Adviser confirms that the Sub-Adviser may give advice and take action with respect to any of its other clients or accounts that may differ from advice given or the timing or nature of action taken with respect to the Assets; however, it is the Sub-Adviser’s policy, to the extent practicable, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other accounts.  Nothing in this Agreement shall be deemed to obligate the Sub-Adviser to acquire for the Account any financial instrument that the Sub-Adviser or its directors, officers, partners, members or employees may acquire for the account of any other client, if, in the absolute discretion of the Sub-Adviser, it is not practical or desirable to acquire a position in such financial instrument for the Account.

(b)       If the Sub-Adviser determines that it would be appropriate for the Account and one or more other managed accounts to participate in an investment opportunity, the Sub-Adviser will seek to execute orders for the Account and for such other accounts on an equitable basis.  In such situations, the Sub-Adviser may place orders for the Account and each such other account simultaneously, and if all such orders are not filled at the same price, the Sub-Adviser may cause the Account and each such account to pay or receive the average of the prices at which the orders were filled for the Account and all such accounts.  If all such orders cannot be fully executed under prevailing market conditions, the Sub-Adviser may allocate the financial instruments traded among the Account and such other accounts in a manner which it considers equitable, taking into account the size of the order placed for the Account and each such other account as well as any other factors which it deems relevant.

8.         Fees and Expenses.  For its services hereunder, the Adviser shall pay the Sub-Adviser the Sub-Advisory Fee outlined in Exhibit B hereto.  In addition, the Account shall be responsible for all custodial fees, brokerage commissions, clearing fees, investment expenses, interest and withholding or transfer taxes incurred in connection with trading for the Account as well as all operating expenses of the Account including without limitation all administration fees, the Custodian’s fees, and legal fees and extraordinary expenses.  The Sub-Adviser shall be responsible for all internal operating expenses of the Sub-Adviser.

            9.         Representations by the Sub-Adviser.  The Sub-Adviser represents and warrants to the Adviser as follows:

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(a)       The Sub-Adviser is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and intends to maintain such registration at all times during the term of this Agreement.

(b)       The Sub-Adviser and its principals have all governmental, regulatory approvals and have effected all filings and registrations with governmental and regulatory agencies required to conduct its business and to perform its obligations under this Agreement other than the licenses, approvals, filings or registrations the absence of which would not result in a material adverse effect with respect to its business, prospects or financial condition.

(c)        The Sub-Adviser has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Sub-Adviser and is the legal, valid and binding agreement of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms.  The Sub-Adviser’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents of the Sub-Adviser or any obligations by which the Sub-Adviser is bound, whether arising by contract, operation of law or otherwise.  The Sub-Adviser has complied and will comply in all material respects with all laws, rules, regulations and orders applicable to it and its business and operations.

(d)       There is no pending nor, to the best knowledge of the Sub-Adviser, , suit, proceeding, or investigation before or by any court, governmental, regulatory, self-regulatory or exchange body to which the Sub-Adviser or any of its principals is a party which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Sub-Adviser or its principals or their ability to perform their obligations under this Agreement. To the extent permitted by law, the Sub-Adviser shall inform the Adviser promptly if the Sub-Adviser or any of its principals become the subject or receives notice of any such investigation, claim or proceeding.

(e)       The Sub-Adviser shall inform the Adviser promptly if any of the preceding representations or warranties of the Sub-Adviser cease to be true in any material respect.

            10.       Representations by the Adviser.  The Adviser represents to the Sub-Adviser as follows:

(a)       The Adviser has provided the Sub-Adviser with its physical address and a date and jurisdiction of its organization.  In the event of any change in the applicable status of the Adviser or the Fund, the Adviser will promptly inform the Sub-Adviser thereof.

(b)       The Adviser has the requisite legal capacity and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized by the Adviser and by the Board of Directors of the Fund, and executed and delivered by the Adviser and is the legal, valid and binding agreement of the Adviser, enforceable in accordance with its terms.  The Adviser’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of the governing documents (if any) of the Adviser or any obligations by which the Adviser is bound, whether arising by contract, operation of law or otherwise.  The Adviser has complied and will comply in all material respects with all laws, rules, regulations and orders applicable to it and its business and operations.

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(c)       There is no pending nor, to the best knowledge of the Adviser, threatened action, suit, proceeding, or investigation before or by any court, governmental, regulatory, self-regulatory or exchange body to which the Adviser, the Fund or any of their respective principals is a party which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Adviser or the Fund or their ability to perform their respective obligations under this Agreement.  The Adviser shall inform the Sub-Adviser promptly if the Adviser, the Fund or any of their respective principals become subject to or receive notice of any such investigation, claim or proceeding.

(d)       The Adviser represents that it has the authority to appoint the Sub-Adviser to manage (including the power to acquire and dispose of) any of its assets, including the Assets, as contemplated under this Agreement.  The Adviser has authority over all of the Assets, and except as have been or may be disclosed by the Adviser to the Sub-Adviser as contemplated by Section 4 hereof, there are no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such Assets.

(e)       The Adviser represents that, to its knowledge, the contributions to the Assets were not directly or indirectly derived from activities that may contravene federal, state and international laws and regulations, including anti-money laundering laws.

(f)        To the best knowledge of the Adviser, none of: (i) the Adviser; (ii) any person controlling, controlled by, or under common control with the Adviser; (iii) any person having a beneficial interest in the Adviser; or (iv) any person for whom the Adviser is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on the list of prohibited countries, territories, persons and entities maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) published on the OFAC website at <http://www.treas.gov/ofac>, or is an individual or entity that resides or has a place of business in a country or territory named on such list.

(g)       The Adviser has adopted procedures designed to elicit information from the persons described in clauses (ii) through (iv) of the preceding paragraph in order to substantiate the statements contained in the foregoing representation.

(h)       The Adviser shall inform the Sub-Adviser promptly if any of the preceding representations or warranties of the Adviser cease to be true in any material respect.

            11.       Records and Reports.  The Sub-Adviser shall maintain such books and records concerning the Account for inspection by the Adviser on behalf of the Fund as are required under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder.  The Sub-Adviser shall send to the Advisor a quarterly report, in narrative form, that summarizes the status and the performance of the financial instruments held in the Account during the preceding quarter. The Sub-Adviser recommends that the Adviser compare these statements with the ones receive from the Fund’s Custodian(s). Values may vary slightly because of situations such as rounding, settlement dates, accrued interest or the timing of information reporting.

            12.       Confidentiality.

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            (a)       The Sub-Adviser and the Adviser each acknowledge that, during the term of this Agreement, each party shall have access to confidential and proprietary information of the other party, including information regarding investment and trading strategies, investments made and positions held by clients and funds (collectively known as “Confidential Information”).  Such Confidential Information of either party may not be used in any way by the other party for its own private, commercial, or marketing purposes or, directly or indirectly, disclosed to or discussed with any other person or entity, except those directors, officers, employees or agents of each party whose access to Confidential Information is reasonably necessary to enable each party to perform its services as contemplated under this Agreement, as otherwise required by applicable law or provided herein.  Unaffiliated, third party agents and individuals receiving Confidential Information should be made aware that such information is confidential and the Sub-Adviser or Adviser as applicable will be responsible for any breach by its directors, officers, employees, or its agents. Other than as explicitly authorized herein, the Adviser shall not use any materials referring to the Sub-Adviser in any manner without the Sub-Adviser’s prior approval.

            (b)       Notwithstanding Section 12(a) above, the Adviser and the Sub-Adviser may provide information regarding investment positions held in the Account and the performance of the Account to the Board of Directors of the Fund, to the Fund’s respective members or other investors (if applicable), the Custodian, auditors, government regulators and other authorized agents of such persons, in the ordinary course of the Fund’s and/or the Sub-Adviser’s business and in compliance with all of the Fund’s requirements as an investment company registered under the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and in compliance with the Securities Exchange Act of 1934, as amended.

(c)       Notwithstanding Section 12(a), the Adviser and the Sub-Adviser may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any transaction entered into by the Fund, and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure; provided that such tax treatment or tax structure disclosure shall not include the disclosure of the identity of the Fund, the Adviser, the Sub-Adviser or their respective affiliates.

            13.       Indemnification.

(a)       The Sub-Adviser shall not be liable to the Fund, the Adviser or to any of their respective members for any loss or damage occasioned by any acts or omissions in the performance of its services as Sub-Adviser, unless such loss or damage is due to the gross negligence, recklessness or willful misconduct of the Sub-Adviser, or as otherwise required by law.

(b)       The Sub-Adviser shall indemnify and hold harmless the Fund and the Adviser from and against any expense, direct losses that are proven with reasonable certainty, liability or damage that are not consequential or incidental  incurred by the Fund or the Adviser as a result of the gross negligence, recklessness or willful misconduct of the Sub-Adviser, or as otherwise required by law.

(c)       The Fund shall indemnify and hold harmless the Sub-Adviser and its principals and employees from and against any expense, loss, liability or damage incurred by the Sub-Adviser by reason of being or having been the Sub-Adviser to the Adviser; provided, however,

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that the Sub-Adviser shall not be so indemnified to the extent that such expense, loss, liability or damage shall have been incurred or suffered by the Sub-Adviser by reason of its gross negligence, recklessness or willful misconduct, or as otherwise required by applicable law.

 (d)      The Sub-Adviser shall not be liable for the acts or omissions of the Custodian, and other agents or third parties selected by the Sub-Adviser to perform or assist the Sub-Adviser in performing services in connection with this Agreement provided that the Sub-Adviser was not grossly negligent in selecting or monitoring such persons as appropriate.

            14.       Account Losses.

To the extent permitted under applicable law, the Fund and the Adviser agree that the Sub-Adviser shall not be liable to the Fund or the Adviser for any losses incurred by the Account that arise out of or are in any way connected with any recommendation or other act or failure to act of the Sub-Adviser under this Agreement, including, but not limited to, any error in judgment with respect to the Account, so long as such recommendation or other act or failure to act does not constitute a breach of the Sub-Adviser’s fiduciary duty to the Adviser.

            15.       Withdrawals from Account.

(a)       Prior to the termination of this Agreement, the Adviser shall have the right, at its sole discretion, to withdraw all or a portion of the Assets from the Account.  At leastfive days’ notice will be provided to the Sub-Adviser.  Unless and until otherwise provided by the Adviser in any written withdrawal notice, income and other money so arising with respect to the Assets shall form part of the Account.

(b)       Notwithstanding the provisions of sub-paragraph (a) above where a notice of withdrawal in respect of any part of the Assets has been served and:

(i)        the Sub-Adviser has, prior to receipt of such notice, entered into an irrevocable commitment to dispose of such part; or

(ii)       the Sub-Adviser has, prior to such receipt, entered into an irrevocable commitment to make a payment for the acquisition of any asset on behalf of the Account, such that the withdrawal may not be made, and the Sub-Adviser shall be entitled to deal with such part of the Assets to which the notice of withdrawal relates to the extent necessary to fulfill such commitments and will as soon as practicable transfer to or to the order of the Adviser the proceeds of disposal of such part of the Assets and any assets acquired pursuant to or in connection with the fulfillment of such commitment.

            16.       Term and Effectiveness.

(a)       This Agreement shall become effective as of the date of its execution, providing it has been approved: (i) by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with exemptive relief received from the Securities and Exchange Commission (the “SEC”) that would permit the

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Adviser, subject to the approval of the Board of Directors of the Fund, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund.

(b)       The Agreement shall remain in effect for a period of two (2) years, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of the outstanding securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), and (ii) a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

16.       Termination.

(a)       This Agreement may be terminated at any time (i) by the Adviser or (ii) by the Sub-Adviser, in each case, upon thirty (30) calendar days written notice to the other party.  In addition, the Agreement may be terminated at any time, without the payment of any penalty, by (i) vote of the Board of Directors of the Fund; or (ii) vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than sixty (60) days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.

(b)       Upon termination of this Agreement, the Sub-Adviser shall use its best efforts to liquidate the Assets as soon as practicable after the effective date of termination, unless the Adviser provides written notice to the contrary.

(c)       In the event of the termination of this Agreement, the provisions of Section 8 (relating to the Fund’s fee and expenses payment obligations with respect to period on or before the date of the termination or the liquidation of the Account) and Sections 12, 13 and 14 shall survive.

17.       Modification.  Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party to be charged with such amendment, waiver or modification.  The effect of any material change in this Agreement will create a new contract that must be approved either: (i) by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with an exemptive relief received from the SEC that would permit the Adviser, subject to the approval of the Board of Directors of the Fund, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund

            18.       Entire Agreement; Binding Effect; Assignment.  This Agreement represents the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  The Agreement and each party’s rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto, except that the Sub-Adviser may assign the Agreement to its affiliate.

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This Agreement shall terminate automatically in the event of its assignment in accordance with Section 15(a)(4) of the 1940 Act.

            19.       Independent Contractor.  The Sub-Adviser is and shall hereafter act as an independent contractor and not as an employee of the Adviser or the Fund, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between the Sub-Adviser and the Adviser or the Fund.

20.       Delivery of Information.  To the extent applicable, the Adviser acknowledges receipt of the Sub-Adviser’s brochure required to be delivered under the Advisers Act (including the information in Part 2 of the Sub-Adviser’s Form ADV).  Upon written request by the Adviser, the Sub-Adviser agrees to deliver annually, without charge, the Sub-Adviser’s brochure required by the Advisers Act.  The Sub-Adviser will also deliver its brochure to the Adviser without charge in the event of a material change therein.

21.       Consent to Electronic Delivery of Documents. The Adviser hereby acknowledges and agrees to the Sub-Adviser delivering communications and documents by electronic means rather than traditional mailing of paper copies. By consenting to the electronic delivery of all information relating to the Account, the Adviser authorizes the Sub-Adviser to deliver all communications by e-mail address specified by the Adviser.  The Adviser acknowledges possessing the technical ability and resources to receive electronic delivery of documents. The Adviser further consents that the Sub-Adviser may provide in any electronic medium (including via e-mail) any disclosure or document that is required by applicable securities laws to be provided by the Sub-Adviser. The consent granted herein will last until revoked by the Adviser.

22.       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions therein.

23.       Notices.  All communications under this Agreement, including any instructions with respect to transactions in financial instruments and any notices provided in accordance with this Agreement, must be in writing and shall be deemed duly given and received when delivered personally, when sent by facsimile transmission or e-mail (with electronic receipt), three (3) days after being sent by first class mail, or one (1) business day after being deposited for next-day delivery with Federal Express or another nationally-recognized overnight delivery service, all charges or postage prepaid, properly addressed to the party to receive such notice at that party’s address indicated below that party’s signature on this Agreement, or at any other address that either party may designate by notice to the other.

Notices to the Adviser shall be directed to:

Versus Capital Advisors, LLC

5555 DTC Parkway, Suite 330

Greenwood Village, CO 80111

Notices to the Sub-Adviser shall be directed to:

Brookfield Investment Management Inc.

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Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281

Fax: 917-210-4292

Attn:    Legal Department

Email: BIMLegal@brookfield.com

24.       Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any and all other provisions hereof.

25.       Counterparts.  This Agreement may be signed in any number of counterparts.  Any single counterpart or a set of counterparts signed in either case by the parties hereto shall constitute a full and original agreement for all purposes.

26.       No Third-Party Beneficiaries.  Neither party intends for this Agreement to benefit any third party not expressly named in this Agreement.

27.       No Waiver of Rights.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed a waiver of rights that the Adviser and/or the Sub-Adviser have under applicable state and federal securities laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Versus Capital Advisors LLC

By:          /s/ Casey Frazier

              Name:  Casey Frazier

              Title:  CIO

Address:          5555 DTC Parkway,   Suite 330

                        Greenwood Village, CO 80111

           E-mail:   cfrazier@versuscapital.com

Brookfield Investment Management Inc.

By:      /s/ Seth Gelman

Name:  Seth Gelman

Title:  Chief Compliance Officer

Address:

Brookfield Investment Management Inc.

250 Vesey Street, 15th Floor

New York, NY 10281

           E-mail: Seth.Gelman@Brookfield.com

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EXHIBIT B

FEE LETTER

               This letter constitutes our agreement with respect to compensation to be paid to Brookfield Investment Management, Inc. (the “Sub-Adviser”) under the terms of an investment Sub-Advisory Agreement dated August 15, 2017 between Versus Capital Advisors, LLC (the “Advisor”) and the Sub-Advisor, as amended from time to time for services provided (the “Agreement”).  Pursuant to this Fee Letter and in consideration of the services to be provided (the “Agreement”).  Pursuant to this Fee Letter and in consideration of the services to be provided under the Agreement, the Adviser shall pay the fee, to be calculated and accrued daily and paid quarterly, in arrears, as set forth below.

Sub-Adviser’s annual fee for acting as investment manager is as follows:

0.60% of the Fund's assets managed by the Sub-Adviser for the first $75 million and

0.55% of the Fund's assets managed by the Sub-Adviser over $75 million

Billing Period and Fee Calculation Methodology

               The above fee shall be calculated on the basis of the average daily net asset value (as defined in the Fund’s prospectus) of the aggregate assets under management in the Account (as defined in the Agreement).  The fees shall be paid within 30 days of the start of each succeeding calendar quarter.  If the Sub-Adviser shall serves for less than a complete period, the fees owed to the Sub-Adviser shall be calculated on a pro-rata basis for the period for which the Sub-Adviser has served.

Brookfield Investment Management, Inc

By:         /s/ Seth Gelman

Name:     Seth Gelman

Title:      CCO

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